                                                                     Exhibit 2.4

[R.J. Reynolds Tobacco Holdings, Inc. Logo]


November 20, 2000

Nabisco Group Holdings Corp.
7 Campus Drive
Parsippany, NJ  07054

Attention:  James A. Kirkman III

Dear Jim:

Pursuant to Section 2.01(d) of the Agreement and Plan of Merger dated as of June 25, 2000 among Nabisco Group Holdings Corp. (the "Company"), R.J. Reynolds Tobacco Holdings, Inc. ("Parent") and RJR Acquisition Corp. ("Merger Subsidiary"), Parent hereby withdraws its previous election made on October 19, 2000, and elects that Merger Subsidiary be merged with and into the Company at the Effective Time.

Sincerely,



R.J. REYNOLDS TOBACCO HOLDINGS, INC.



By /s/ McDara P. Folan, III
   ------------------------
   McDara P. Folan, III



cc:  William Rosoff
     Joy Sayour
     Jere Thomson